Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AKOUSTIS TECHNOLOGIES, INC.

AKOUSTIS TECHNOLOGIES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of ARTICLE IV thereof in its entirety and replacing Section 4.1 of ARTICLE IV with the following:

“4.1 Number of Authorized Shares; Par Value. The aggregate number of shares which the Corporation shall have authority to issue is one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) shares shall be designated as common stock, par value $0.001 per share, and of which five million (5,000,000) shares shall be designated as preferred stock, par value $0.001 per share.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AKOUSTIS TECHNOLOGIES, INC. has caused this Certificate to be executed by its duly authorized officer on this 4th day of November, 2019.

By:	/s/ Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer